                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made on this 1st day of May, 2004, by and between Far East Energy Corporation, a Nevada corporation ("Company"), and Bruce N. Huff, a resident of Texas ("Executive").

                                    PREMISES

         WHEREAS, Company desires to employ Executive as its Chief Financial Officer, pursuant to the terms and conditions hereof; and

         WHEREAS, Executive possesses experience as a member of executive management of companies in the oil and gas industry, and desires to serve as Company's Chief Financial Officer; and

         WHEREAS, in consideration for Executive's future services as Chief Financial Officer of the Company, Company desires to grant to Executive non-qualified options to purchase shares of its common stock (the "Common Stock"), and Executive desires to receive partial payment for his services in options to purchase shares of Common Stock.

                                    AGREEMENT

         NOW THEREFORE, with the above provisions incorporated herein by this reference, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties hereto mutually agree as follows:

3. Employment. Company hereby agrees to employ Executive and Executive hereby agrees to accept full time employment as Chief Financial Officer of Company, upon the terms and conditions set forth in this Agreement.

4. Term. The employment of Executive by Company pursuant to this Agreement shall commence on May 1, 2004, and end Five (5) years hereafter, unless sooner terminated pursuant to Section 4 below (hereinafter referred to as the "Service Period").

5. Compensation. In consideration for the services to be rendered by Executive, the Company shall compensate Executive as follows (such compensation and benefits being hereinafter referred to as "Compensation Benefits"):

6. Base Salary. Company shall pay to Executive a base annual salary of $160,000 during the Service Period (such amount, as it may be increased from time to time, may sometimes hereinafter be referred to as "Base Salary"). Company shall conduct a review of Executive twelve (12) months from the date of this Agreement at which time Executive's Base Salary may be increased.



                           B. Signing Bonus. As a material inducement to
                  Executive to accept the position of Chief Executive Officer, Company shall pay to Executive a signing bonus in the amount of $25,000.00 immediately upon the effective date of this Agreement.

                           C. Bonus. Executive shall be eligible to receive
                  annual bonuses of approximately fifteen to twenty-five percent of his then current base salary, subject to management review.

                           D. Insurance. Company shall pay the full cost of
                  health care insurance for Executive and Executive's immediate family. During the Service Period, Company shall provide Executive with any other benefits that Company makes available to other similarly situated Executives.

                           E. Common Stock. As additional compensation, Company
                  shall grant to Executive, pursuant to the Stock Option Agreement attached hereto as Exhibit A and incorporated herein by reference, a non-qualified option to purchase 500,000 shares ("Shares") of Common Stock. The Stock Option Agreement will include certain registration rights for the benefit of the Executive.

                           F. Vacation. Executive shall be entitled to vacation
                  befitting that of a senior executive, which in no event shall be less than four weeks per year.

7. Termination. Executive's employment hereunder shall terminate as a result of any of the following events:

                           8. Executive's death;

9. Executive shall be unable to perform his duties hereunder for a continuous period of at least six months or an aggregate of nine months during any continuous twelve month period by reason of illness, accident or other physical or mental disability, as verified by a licensed physician mutually selected by the Company and Executive ("Disability");

10. Termination by Executive upon 30 days advance notice in writing to Company; or termination by Company by giving 30 days advance notice in writing to Executive;

11. Termination by Company for Cause, where "Cause" shall mean: (i) the final non-appealable conviction of Executive of a felony; (ii) gross misappropriation or theft of company funds; or (iii) complete and total abandonment of duties for thirty (30) consecutive days (other than for reason of disability).

         5. Severance Pay. As a material inducement to Executive to secure his services as Chief Financial Officer, Company agrees that in the event that Executive is terminated by Company for any reason (other than for "Cause" as defined herein below), or is terminated after a Change in Control, Company shall immediately pay to Executive a single lump-sum severance or separation payment of Fifty Thousand Dollars ($50,000). "Cause" shall mean gross misappropriation or theft of company funds, conviction of a felony, or complete and total abandonment of duties for thirty consecutive days (other than for reason of disability). Executive shall retain all of his rights in, and ownership of, all stock options vested as of the date of termination, or that would vest within thirty (30) days following the date of termination or separation, or contractual default.

         6. Representations and Warranties. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, and (ii) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity which in any way may restrict, impair or limit the performance of his duties hereunder.

         7. Duties. During the term of this Agreement, Executive shall initially serve as the Senior Vice President of Exploration and Production of Company. Executive shall perform the tasks and have the rights, powers and obligations normally associated with the office of Senior Vice President of Exploration and Production, including such other offices or positions that Company's board of directors ("Board of Directors") shall reasonably request.

         8. Covenant Not to Compete. In exchange for the various consideration provided herein, during the term of this Agreement and for a period of one (1) year following the date of termination, in the event Executive leaves or abandons his position with Company otherwise than for Good Reason, then Executive will not compete with Company through involvement on any project that Company is then pursuing, or did pursue within the one hundred twenty (120) days prior to Executive's departure from Company (a "Competing Project"). In the event that Executive is hired as an Executive or consultant of an entity that is involved in a Competing Project, Executive shall recuse himself from and not participate in, directly or indirectly, any activities of such entity with respect to the evaluation, development or operation of the Competing Project.

         9. Non-Disclosure of Information. In exchange for the various consideration provided herein, Executive will not, directly or indirectly, during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, disclose to any person not authorized by Company to receive or use such information, except for the sole benefit of Company, any of Company's confidential or proprietary data, information, or techniques, or give to any person not authorized by Company to receive any information that is not generally known to anyone other than Company or that is designated by Company as "Limited," "Private," or "Confidential," or similarly designated.

         10. Expenses. In accordance with Company's published Expense Reimbursement Policy, Executive may incur reasonable expenses for promoting or developing Company's business, including reasonable expenses for entertainment, travel, and similar items. In accordance with Company's published Expense Reimbursement Policy, Company will reimburse Executive for all such expenses upon Executive's periodic presentation of an itemized account of such expenditures.

         11. Entire Agreement. This Agreement constitutes the entire understanding between the parties, and there are no covenants, conditions, representations, or agreements, oral or written, of any nature whatsoever, other than those herein contained.

         12. Severability. If any term, condition, clause, or provision of this Agreement shall be deemed to be void or invalid, then that term, condition, clause, or provision shall be stricken from this Agreement to the extent it is held to be void or invalid, and in all other respects this Agreement shall be valid and in full force and operation.

         13. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the addresses written below on (i) the third business day after the date when sent by certified or registered mail; (ii) the next business day after the date sent by guaranteed overnight courier; or (iii) the date sent by telecopier or delivered by hand, in each case, to the addresses set forth below:

                  If to Company:    Far East Energy Corporation
                                    400 North Sam Houston Pkwy., Suite 205
                                    Houston, Texas 77060
                                    Attention: Michael R. McElwrath
                                    (713) 586-1899

                      With a Copy to:   Woltjen Law Firm
                                        Attn: Kevin S. Woltjen
                                        4144 N. Central Expwy., Suite 410
                                        Dallas, Texas 75204
                                        (214) 742-5555

                  If to Executive: Bruce N. Huff
                                   1931 Winding Hollow Drive
                                   Katy, Texas 77450

         or to such other addresses as the parties may specify in writing.

         14. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction.

         15. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to the conflict of laws principles thereof. In the event any dispute regarding this Agreement arises between the Parties and is not resolved at arbitration, such dispute shall be brought in a proper jurisdiction located within Harris County, Texas.

         16. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief or any form of dispute resolution, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney's fees, court costs, and other costs incurred in proceeding with the action from the other party. The attorney's fees, court costs or other costs, may be ordered by the fact finder, in any decision of any action described in this section or may be enforced in a separate action brought for determining attorney's fees, court costs, or other costs. In the event Company is represented by in-house counsel and Company prevails in any such action or dispute resolution, all parties agree that Company may recover attorney's fees incurred by that in-house counsel in an amount equal to that attorney's normal fees for similar matters, or, should that attorney not normally charge a fee, by the prevailing rate charged by attorneys with similar background in that legal community.

         17. Assignment. This Agreement shall not be assignable by any party to this Agreement, except upon the written consent of all parties hereto. Executive shall not have the right to pledge, encumber, or dispose of the right to receive any Compensation Benefits under this Agreement, which Compensation Benefits and the right thereto are expressly declared to be non-assignable and nontransferable and, in the event of any attempted assignment or transfer, Company shall have no further liability hereunder.

         18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

         19. Right to Counsel. Executive hereby agrees that Company has advised and encouraged him to retain his own counsel and that he has had full opportunity to retain such counsel to review this document and advise him of the terms and conditions set forth herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.


FAR EAST ENERGY CORPORATION,                     BRUCE N. HUFF
a Nevada corporation


 /s/ Michael R. McElwrath                        /s/ Bruce N. Huff
-----------------------------------              --------------------------
Michael R. McElwrath, President                  Bruce N. Huff